Exhibit 5

February 27, 2017
Gentex Corporation
600 N. Centennial Street
Zeeland, Michigan 49464

Re:	Registration Statement on Form S-8 Relating to the Gentex Corporation Employee Stock Option Plan (the "Plan")
Ladies and Gentlemen:
     With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by Gentex Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 4,522,420 shares of the Company's common stock, $0.06 par value per share, for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.
On the basis of such evaluation, we advise you that, in our opinion, the 4,522,420 shares of common stock covered by the Registration Statement, upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding, and fully paid and non-assessable.
                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

VARNUM LLP

By	/s/ Joseph B. Levan
Joseph B. Levan